Exhibit 99.1

NEWS ANNOUNCEMENT -

Webcast/Conference Call TODAY, Tuesday, March 4 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/917-9975 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21706954 (through March 11)

CARMIKE CINEMAS’ FOURTH QUARTER REVENUE

RISES 18.2% TO A RECORD $171.8 MILLION

- Revenue Growth Drives Record Q4 Operating Income of $19.2 Million –

- Completes Acquisition of Muvico Entertainment, L.L.C. –

COLUMBUS, Georgia – March 4, 2014 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three and twelve month periods ended December 31, 2013, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(in millions)	2013	2012	2013	2012
Total operating revenues	$171.8	$145.4	$634.8	$533.9
Operating income	19.2	16.7	59.6	54.3
Interest expense	12.5	10.5	49.5	36.0
Theatre level cash flow, excluding acquisition-related expenses(1)	38.6	35.6	135.1	117.8
Net income	3.9	91.6	5.8	96.3
Adjusted net income, excluding acquisition-related expenses(1)	5.6	7.6	12.2	18.7
Adjusted EBITDA, excluding acquisition-related expenses(1)	33.7	30.2	113.4	97.4

(in millions)	Dec. 31, 2013	Dec. 31, 2012
Total debt(1)	$455.3	$434.7
Net debt(1)	$311.4	$366.2

(1)	Theatre level cash flow, adjusted net income, adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income and adjusted net income to net income for the three and twelve months ended December 31, 2013 and 2012, as well as a schedule of total debt and net debt as of December 31, 2013 and 2012, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas’ President and Chief Executive Officer David Passman stated, “We are pleased to report that Carmike has once again outperformed the industry in several key metrics, including admissions revenue per screen and attendance per screen. Admissions revenue per screen increased more than 6% over the prior year period, well ahead of the industry box office increase of approximately 1%. Attendance per screen increased by over 3% while industry attendance declined almost 3%. Carmike’s success was largely propelled by the addition of more than 500 screens to our theatre circuit over the past two years through the Company’s successful M&A program. Adjusted EBITDA for the fourth quarter reached record levels at $33.7 million.

“The excellent fourth quarter results capped a successful year in which Carmike’s admissions revenue per screen increased 6.6% year over year, almost 600 basis points higher than the industry, and Carmike’s attendance per screen increased 2.4% year over year compared to an industry decline of over 1%. Adjusted EBITDA for 2013 increased 16.5% over 2012 to $113.4 million.

“Once again, our concessions and other sales per patron increased, marking the 16th consecutive quarter with an increase in this important metric. Our concessions and other per patron spend increased over 7% to a Company record of $4.29 in Q4 2013, further underscoring our success in this growing aspect of our business and our customer-centric focus on providing our valued guests with an exceptional experience every time they visit a Carmike location.

“We completed our most recent acquisition of nine entertainment complexes and 147 screens from Muvico Entertainment, L.L.C. on November 19, 2013, just in time for the opening of The Hunger Games: Catching Fire. The Muvico acquisition not only brings nine premier theatres to the Carmike circuit, but adds two full-service restaurants and four large-format auditoriums, including two IMAX auditoriums, among other amenities.

“We continue to seek attractive acquisitions and build-to-suit opportunities that will help us achieve our next corporate milestone of 300 locations and 3,000 screens. We remain in active discussions with potential M&A targets, leading commercial real estate developers and landlords and our pipelines for theatre purchases and construction of new Carmike locations remain robust,” concluded Mr. Passman.

THEATRE PERFORMANCE STATISTICS

(unaudited)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2013	2012	2013	2012
Average theatres	252	242	247	236
Average screens	2,623	2,397	2,516	2,286
Average attendance per screen(1)	5,700	5,523	22,558	22,032
Average admissions per patron(1)	$7.24	$7.10	$7.06	$6.85
Average concessions/other sales per patron(1)	$4.29	$4.00	$4.19	$3.91
Total attendance (in thousands)(1)	14,954	13,240	56,747	50,357
Total operating revenues (in thousands)	$171,848	$145,399	$634,835	$533,913

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike Cinemas’ Chief Financial Officer Richard B. Hare stated, “Carmike generated another quarter of solid results, including an 18.2% increase in total Q4 revenue to $171.8 million, as box office admissions receipts expanded 16.1% and concessions and other revenue rose 21.9%. On a per screen basis, box office admissions increased 6.1%. Total attendance was up 12.9% for the quarter and 3.2% on a per screen basis.

“Average Q4 admissions per patron increased 2.0% to $7.24 compared to the prior year while average concessions and other revenue per patron rose 7.0% to an all-time quarterly record of $4.29. The Company also achieved record-level aggregate per patron spending of $11.53, a 3.9% increase over the prior year.

“Carmike’s Q4 film exhibition costs as a percentage of admissions revenues were 55.7%, compared to the year-ago level of 53.8%. The increase was largely due to a slate in which the most successful movies accounted for a higher percentage of total quarterly admissions receipts than in the year-ago period. Other theatre operating costs increased to $65.9 million compared to $53.4 million in the 2012 period, primarily due to approximately $10 million of incremental operating expenses related to recent acquisitions. General and administrative expense decreased $1.4 million in Q4 2013 compared to the prior year period as a result of less professional fees. As expected, quarterly interest expense rose to $12.5 million, due in large part to our assumption of long-term lease obligations associated with the additional Muvico theatres.

“On a full-year basis, Carmike’s total revenues grew 18.9% to $634.8 million, Adjusted EBITDA rose 16.5% to $113.4 million and theatre level cash flow increased 14.6% to $135.1 million. At year-end we had $311.4 million of net debt compared to net debt of $366.2 million at December 2012, reflecting an aggregate of capital leases and long-term financing obligations, plus our senior notes. Carmike’s balance sheet included a year-end cash balance of $143.9 million. The Company’s primary priority for cash deployment remains attractive acquisitions to further expand our theatre circuit,” concluded Mr. Hare.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income is defined as net income less benefit from release of valuation allowance on deferred tax assets plus impairment of long-lived assets, merger and acquisition-related expenses, lease termination charges, loss on extinguishment of debt, loss on sale of property and equipment and severance agreement charges, net of tax. Carmike believes adjusted net income is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of capital leases and long-term financing obligations, long-term debt and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income plus income tax expense (benefit), interest expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus income from unconsolidated affiliates, income from discontinued operations, loss on extinguishment of debt, merger and acquisition-related expenses, severance agreement charges, lease termination charges, loss on sale of property and equipment, and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema, 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. The Company has 251 theatres with 2,654 screens in 37 states. The circuit includes 37 premium large format auditoriums featuring state-of-the-art technology and luxurious seating, including 22 “BigDs,” 13 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain,” Carmike’s primary focus is mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates,” “seeks” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding circuit expansion and additional acquisition opportunities. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: our ability to achieve expected results from our strategic acquisitions, general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$107,966	$92,981	$398,610	$339,593
Concessions and other	63,882	52,418	236,225	194,320

Total operating revenues	171,848	145,399	634,835	533,913
Operating costs and expenses:
Film exhibition costs	60,169	50,062	220,260	184,108
Concession costs	7,157	6,372	29,052	23,020
Other theatre operating costs	65,910	53,363	250,436	208,957
General and administrative expenses	7,170	8,608	25,838	24,547
Lease termination charges	—	—	3,063	—
Severance agreement charges	151	—	253	473
Depreciation and amortization	11,376	9,369	42,378	33,273
Loss on sale of property and equipment	205	19	275	968
Impairment of long-lived assets	485	882	3,726	4,227

Total operating costs and expenses	152,623	128,675	575,281	479,573

Operating income	19,225	16,724	59,554	54,340
Interest expense	12,548	10,526	49,546	36,004
Loss on extinguishment of debt	—	—	—	4,961

Income before income tax and income from unconsolidated affiliates	6,677	6,198	10,008	13,375
Income tax expense (benefit)	4,338	(84,629)	6,104	(80,904)
Income from unconsolidated affiliates	1,162	246	1,643	1,204

Income from continuing operations	3,501	91,073	5,547	95,483
Income from discontinued operations	350	576	206	825

Net income	$3,851	$91,649	$5,753	$96,308

Weighted average shares outstanding:
Basic	22,541	17,273	19,540	15,761
Diluted	23,124	17,661	20,051	16,086
Net income per common share (Basic):
Income from continuing operations	$0.15	$5.28	$0.28	$6.06
Income from discontinued operations, net of tax	0.02	0.03	0.01	0.05

Net income per common share	$0.17	$5.31	$0.29	$6.11

Net income per common share (Diluted):
Income from continuing operations	$0.15	$5.16	$0.28	$5.94
Income from discontinued operations, net of tax	0.02	0.03	0.01	0.05

Net income per common share	$0.17	$5.19	$0.29	$5.99

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$3,851	$91,649	$5,753	$96,308
Income tax expense (benefit)	4,338	(84,629)	6,104	(80,904)
Interest expense	12,548	10,526	49,546	36,004
Depreciation and amortization	11,376	9,369	42,378	33,273

EBITDA	32,113	26,915	103,781	84,681
Income from unconsolidated affiliates	(1,162)	(246)	(1,643)	(1,204)
Income from discontinued operations	(350)	(576)	(206)	(825)
Loss on extinguishment of debt	—	—	—	4,961
Merger and acquisition-related expenses	2,270	3,214	4,162	4,094
Severance agreement charges	151	—	253	473
Lease termination charges	—	—	3,063	—
Loss on sale of property and equipment	205	19	275	968
Impairment of long-lived assets	485	882	3,726	4,227

Adjusted EBITDA	$33,712	$30,208	$113,411	$97,375

General and administrative expenses	4,900	5,394	21,676	20,453

Theatre level cash flow	$38,612	$35,602	$135,087	$117,828

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Dec. 31, 2013	Dec. 31, 2012
Current maturities of capital leases and long-term financing obligations	$6,870	$4,422
Long-term debt	209,619	209,548
Capital leases and long-term financing obligations, less current maturities	238,763	220,725

Total debt	$455,252	$434,695
Less cash and cash equivalents	(143,867)	(68,531)

Net debt	$311,385	$366,164

ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$3,851	$91,649	$5,753	$96,308
Release of valuation allowance on deferred tax assets	—	(86,533)	—	(86,533)
Impairment of long-lived assets	485	882	3,726	4,227
Merger and acquisition-related expenses	2,270	3,214	4,162	4,094
Lease termination charges	—	—	3,063	—
Loss on extinguishment of debt	—	—	—	4,961
Loss on sale of property and equipment	205	19	275	968
Severance agreement charges	151	—	253	473
Tax effect of adjustments to net income	(1,369)	(1,625)	(5,051)	(5,815)

Adjusted net income	$5,593	$7,606	$12,181	$18,683

Weighted average shares outstanding (basic)	22,541	17,273	19,540	15,761
Weighted average shares outstanding (diluted)	23,124	17,661	20,051	16,086
Adjusted net income per share (basic)	$0.25	$0.44	$0.62	$1.19
Adjusted net income per share (diluted)	$0.24	$0.43	$0.61	$1.16

(1)	Adjustments to net income for the three and twelve months ended December 31, 2013 and 2012 are shown net of tax effect of 44.0% and 39.5%, respectively, which represents the estimated combined federal and state tax rates.